Exhibit 23.2

CONSENT OF INDEPENDENT CHARTERED PROFESSIONAL ACCOUNTANTS

We have issued our report dated March 6, 2019, with respect to the consolidated financial statements of FHF Holdings Ltd. included in the Current Report on Form 8-K/A of Tilray, Inc. dated May 13, 2019, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP
Mississauga, Canada
December 18, 2019